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                                                                    EXHIBIT 11.5


                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
             SUPPLEMENTAL HISTORICAL EARNINGS PER SHARE CALCULATION
                       JANUARY 31, 1996 AND JULY 31, 1996
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


                                               January 31, 1996            July 31, 1996
                                          ------------------------  --------------------------

Loss applicable to common stock -
 historical.............................              $(1,412,000)                 $ (857,000)

Addback interest:
 Notes payable..........................  $  110,000                $   55,000
 Loans payable..........................      71,000                    86,000
                                          ----------                ----------
                                                          181,000                     141,000

Addback debt discount:
 Notes payable..........................      20,000                    10,000
 Loans payable..........................      18,000                     9,000
 Deferred financing on bridge...........      34,000                    31,000
                                          ----------                ----------
                                                           72,000                      50,000
                                                      -----------                  ----------

Loss applicable to common stock -                     $(1,159,000)                 $ (666,000)
 supplemental...........................              ===========                  ==========

Net loss before extraordinary gain -                  $(1,242,000)
 supplemental...........................              ===========

Outstanding common shares - historical..                  438,773                     439,650

Shares for which proceeds are to be
 used to retire debt:
 Notes payable..........................   1,000,000                 1,000,000
 Loans payable..........................     785,000                   960,000
                                          ----------                ----------
                                           1,785,000                 1,960,000

Net proceeds per common share...........       $3.44                     $3.44
                                          ----------                ----------

                                                          518,895                     569,767
                                                      -----------                  ----------

OUTSTANDING SHARES - SUPPLEMENTAL.......              $   957,668                  $1,009,417
                                                      ===========                  ==========

LOSS PER SHARE - SUPPLEMENTAL...........                   $(1.30)                     $(0.66)
                                                      ===========                  ==========
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